EXHIBIT 99.1

Rent-Way Announces Completion of Exchange Offer for its 11f% Senior Secured Notes Due 2010

ERIE, PA, January 29, 2004 - Rent-Way, Inc. (NYSE: RWY) announced today the completion of the exchange offer for its 11f% Senior Secured Notes due 2010. Pursuant to the exchange offer, $205 million of Rent-Way's 11f% Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933, as amended (the "new notes") were offered for exchange for $205 million of its outstanding 11f% Senior Secured Notes due 2010, which were issued on June 2, 2003 in a transaction exempt from registration (the "old notes").

The exchange offer expired at 5:00 p.m., New York City time, on January 29, 2004. The new notes have substantially identical terms to the old notes, except that the new notes have been registered under the Securities Act of 1933 and will not be subject to restrictions on transfer. The exchange offer was made to satisfy Rent-Way's obligations under a registration rights agreement entered into with the initial purchaser of the old notes. Manufacturers and Traders Trust Company acted as exchange agent for the exchange offer.

As of the expiration of the exchange offer, all of $205 million aggregate principal amount of the old notes were tendered for exchange. All old notes that were properly tendered in the exchange offer will be accepted for exchange.

Rent-Way filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission in connection with this exchange offer. The terms of the new notes are set forth in the prospectus. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Rent-Way

Rent-Way is one of the nation's largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.